News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Fourth Quarter and Full Year 2013 Results

Initiates Guidance for Full Year 2014

WALTHAM, Mass. (January 30, 2014) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter and Full Year 2013 Highlights

•	Grew full year adjusted earnings per share (EPS) by 10% to a record $5.42, and fourth quarter adjusted EPS by 5% to a record $1.43.

•	Increased fourth quarter revenue by 6% to a record $3.47 billion.

•	Expanded adjusted operating margin in the fourth quarter by 40 basis points to 20.0%.

•	Generated free cash flow of $1.75 billion for the full year.

•
Launched innovative new Thermo Scientific products during the year to strengthen leading mass spectrometry, chromatography, specialty diagnostics and biosciences offerings, highlighted by the breakthrough Orbitrap Fusion Tribrid and new triple-quad platforms.

•
Achieved 20% growth in China for the year by leveraging investments to expand R&D, manufacturing and commercial capabilities, and delivered strong results in other high-growth markets, including Korea and Brazil.

•	Returned more than $300 million of capital to shareholders through stock buybacks and dividends.

•
Acquiring Life Technologies to add complementary genomics, next-generation sequencing and forensic science capabilities for customers in life sciences and applied markets, and to expand presence in APAC and emerging markets.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“Our teams executed very well in the quarter to achieve outstanding results on both the top and bottom line,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “All three business segments reported solid growth, and drove productivity to deliver 40 basis points of adjusted operating margin expansion. Our excellent operating performance throughout 2013 extended our track record of delivering strong adjusted EPS growth, and led to a 10% increase for the full year.

“These results demonstrate the success of our growth strategy and our ability to further differentiate Thermo Fisher in the markets we serve. We strengthened our innovation leadership by launching new products across our portfolio for customers in research, bioproduction, specialty diagnostics and applied markets. We also leveraged our scale and depth of capabilities to help our customers in high-growth emerging markets respond to the need for better air quality, safer food supplies and growing demand for specialty diagnostics.

“Last, we look forward to completing our acquisition of Life Technologies, which will enhance our unique customer value proposition by broadening our product offering and adding another premier life sciences brand. We’re excited about the new opportunities we will have by combining our genomics, proteomics and specialty diagnostics technologies to help our customers accelerate results and improve human health.”

Fourth Quarter 2013

For the fourth quarter of 2013, adjusted EPS grew 5% to $1.43, versus $1.36 in the fourth quarter of 2012. Revenue for the quarter grew 6% to $3.47 billion in 2013, versus $3.26 billion in 2012. Organic revenue growth was also 6% as the effects of acquisitions and currency translation were immaterial. Adjusted operating income for the fourth quarter of 2013 increased 9% compared with the year-ago period, and adjusted operating margin expanded to 20.0%, compared with 19.6% in the fourth quarter of 2012.

GAAP diluted EPS for the fourth quarter of 2013 was $0.92, versus $1.04 in the same quarter last year. The 2012 period included a favorable impact related to a tax rate change in a foreign jurisdiction. GAAP operating income for the fourth quarter of 2013 increased 14% to $455 million, compared with $401 million in 2012. GAAP operating margin increased to 13.1%, compared with 12.3% in the fourth quarter of 2012.

Full Year 2013

For the full year 2013, adjusted EPS grew 10% to $5.42, versus $4.94 in 2012. Revenue for 2013 grew 5% to $13.09 billion, versus $12.51 billion a year ago. Organic revenue grew 3%; acquisitions increased revenue by 2% and currency translation had a nominal impact. Adjusted operating income for 2013 increased 7% compared with 2012, and adjusted operating margin expanded to 19.5%, compared with 19.0% a year ago.

GAAP diluted EPS for 2013 was $3.48, versus $3.21 in 2012. GAAP operating income for 2013 increased 9% to $1.61 billion, compared with $1.48 billion a year ago. GAAP operating margin increased to 12.3%, compared with 11.8% in 2012.

Annual Guidance for 2014

Casper added, “Our excellent performance in 2013 positions us well for the year ahead. We look forward to successfully integrating Life Technologies and fully leveraging our depth of capabilities to create value for our customers and achieve our goals for growth in 2014.”

Thermo Fisher is initiating adjusted EPS and revenue guidance for the full year 2014. The company expects to achieve adjusted EPS in the range of $6.70 to $6.90 for 2014, which would result in 24% to 27% adjusted EPS growth over 2013. The company expects to achieve 2014 revenue in the range of $16.63 billion to $16.83 billion, for 27% to 29% revenue growth year over year.

The company’s 2014 guidance includes the results of Life Technologies from an assumed close date, and includes the results of the previously announced divestitures through an assumed sale date. The guidance does not include any other future acquisitions or divestitures and is based on current foreign exchange rates. The adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s three business segments, as highlighted below.

Analytical Technologies Segment

In the fourth quarter of 2013, Analytical Technologies Segment revenue increased 6% to $1.14 billion, compared with revenue of $1.08 billion in the fourth quarter of 2012. Segment adjusted operating income increased 8% in the fourth quarter of 2013, and adjusted operating margin was 20.4%, versus 19.9% in the 2012 quarter.

For the full year 2013, Analytical Technologies Segment revenue increased 3% to $4.13 billion, compared with revenue of $4.02 billion in 2012. Segment adjusted operating income increased 2% in 2013, and adjusted operating margin was 18.6% in both periods.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the fourth quarter increased 5% to $833 million in 2013, compared with revenue of $792 million in the fourth quarter of 2012. Segment adjusted operating income increased 9% in the fourth quarter of 2013, and adjusted operating margin increased to 26.9%, versus 25.9% in the 2012 quarter.

For the full year 2013, Specialty Diagnostics Segment revenue increased 8% to $3.19 billion, compared with revenue of $2.96 billion in 2012. Segment adjusted operating income increased 14% in 2013, and adjusted operating margin increased to 27.2%, versus 2012 results of 25.7%.

Laboratory Products and Services Segment

In the fourth quarter of 2013, Laboratory Products and Services Segment revenue increased 8% to $1.64 billion, compared with revenue of $1.52 billion in the fourth quarter of 2012. Segment adjusted operating income increased 9% in the fourth quarter of 2013, and adjusted operating margin was 14.4%, versus 14.3% in the 2012 quarter.

For the full year 2013, Laboratory Products and Services Segment revenue increased 5% to $6.35 billion, compared with revenue of $6.05 billion in 2012. Segment adjusted operating income increased 6% in 2013, and adjusted operating margin was 14.5%, versus 14.4% in the 2012 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2014 excludes approximately $2.25 of expense for the amortization of acquisition-related intangible assets, including Life Technologies as of an assumed close date. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, January 30, 2014, at 8:00 a.m. Eastern time. To listen, dial (877) 312-9206 within the U.S. or (408) 774-4001 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 28, 2014.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenue of $13 billion, we have 39,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through three premier brands, Thermo Scientific, Fisher Scientific and Unity Lab Services, which offer a unique combination of innovative technologies, convenient purchasing options and a single solution for laboratory operations management. Our products and services help our customers solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions including economic conditions in the countries in which Thermo Fisher and Life Technologies sell products, and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the transaction may not materialize as expected; the transaction not being timely completed, if completed at all; prior to the completion of the transaction, Life Technologies’ business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; difficulty retaining certain key employees; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2013, which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings,” and in Life Technologies’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is on file with the SEC and available in the “Investor Relations” section of Life Technologies’ website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (a)(b)	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2013	Revenues	2012	Revenues

Revenues	$3,466.9		$3,259.3
Costs and Operating Expenses:
Cost of revenues (c)	1,931.0	55.7%	1,815.6	55.7%
Selling, general and administrative expenses (d)	764.0	22.0%	720.1	22.1%
Amortization of acquisition-related intangible assets	188.9	5.5%	194.1	6.0%
Research and development expenses	104.7	3.0%	98.5	3.0%
Restructuring and other costs, net (e)	23.3	0.7%	30.4	0.9%
	3,011.9	86.9%	2,858.7	87.7%

Operating Income	455.0	13.1%	400.6	12.3%
Interest Income	6.6		6.2
Interest Expense	(69.0)		(66.2)
Other (Expense) Income, Net (f)	(15.0)		2.9

Income Before Income Taxes	377.6		343.5
(Provision for) Benefit from Income Taxes (g)	(34.6)		42.3

Income from Continuing Operations	343.0		385.8

Loss from Discontinued Operations, Net of Tax	—		(3.8)
Loss on Disposal of Discontinued Operations, Net of Tax	(0.9)		(5.6)

Net Income	$342.1	9.9%	$376.4	11.5%

Earnings per Share from Continuing Operations:
Basic	$.95		$1.08
Diluted	$.92		$1.07

Earnings per Share:
Basic	$.95		$1.05
Diluted	$.92		$1.04

Weighted Average Shares:
Basic	361.8		358.4
Diluted	370.9		361.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$455.0	13.1%	$400.6	12.3%
Cost of Revenues Charges (c)	1.4	0.0%	13.1	0.4%
Selling, General and Administrative Costs (Income), Net (d)	25.6	0.7%	(0.6)	0.0%
Restructuring and Other Costs, Net (e)	23.3	0.7%	30.4	0.9%
Amortization of Acquisition-related Intangible Assets	188.9	5.5%	194.1	6.0%

Adjusted Operating Income (b)	$694.2	20.0%	$637.6	19.6%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$342.1	9.9%	$376.4	11.5%
Cost of Revenues Charges (c)	1.4	0.0%	13.1	0.4%
Selling, General and Administrative Costs (Income), Net (d)	25.6	0.7%	(0.6)	0.0%
Restructuring and Other Costs, Net (e)	23.3	0.7%	30.4	0.9%
Amortization of Acquisition-related Intangible Assets	188.9	5.5%	194.1	6.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.6	0.0%	0.4	0.0%
Other Expense, Net (f)	13.4	0.4%	—	0.0%
Provision for Income Taxes (g)	(65.9)	-1.9%	(130.4)	-4.0%
Discontinued Operations, Net of Tax	0.9	0.0%	9.4	0.3%

Adjusted Net Income (b)	$530.3	15.3%	$492.8	15.1%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.92		$1.04
Cost of Revenues Charges, Net of Tax (c)	—		0.02
Selling, General and Administrative Costs, Net of Tax (d)	0.06		—
Restructuring and Other Costs, Net of Tax (e)	0.05		0.05
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.35		0.37
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Expense, Net of Tax (f)	0.02		—
Provision for Income Taxes (g)	0.03		(0.15)
Discontinued Operations, Net of Tax	—		0.03

Adjusted EPS (b)	$1.43		$1.36

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$728.5		$660.1
Net Cash Used in Discontinued Operations	1.6		7.2
Purchases of Property, Plant and Equipment	(94.5)		(104.4)
Proceeds from Sale of Property, Plant and Equipment	4.8		1.2

Free Cash Flow (h)	$640.4		$564.1

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2013	Revenues	2012	Revenues

Revenues
Analytical Technologies	$1,144.2	33.0%	$1,079.0	33.1%
Specialty Diagnostics	833.3	24.0%	791.8	24.3%
Laboratory Products and Services	1,640.9	47.3%	1,516.6	46.5%
Eliminations	(151.5)	-4.3%	(128.1)	-3.9%

Consolidated Revenues	$3,466.9	100.0%	$3,259.3	100.0%

Operating Income and Operating Margin
Analytical Technologies	$233.4	20.4%	$215.2	19.9%
Specialty Diagnostics	224.4	26.9%	205.0	25.9%
Laboratory Products and Services	236.4	14.4%	217.4	14.3%

Subtotal Reportable Segments	694.2	20.0%	637.6	19.6%

Cost of Revenues Charges (c)	(1.4)	0.0%	(13.1)	-0.4%
Selling, General and Administrative (Costs) Income, Net (d)	(25.6)	-0.7%	0.6	0.0%
Restructuring and Other Costs, Net (e)	(23.3)	-0.7%	(30.4)	-0.9%
Amortization of Acquisition-related Intangible Assets	(188.9)	-5.5%	(194.1)	-6.0%

GAAP Operating Income (a)	$455.0	13.1%	$400.6	12.3%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and discontinued operations.
(c) Reported results in 2013 and 2012 include $1.4 and $0.7, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
      Reported results in 2012 also include $12.4 of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2013 include $25.6 of transaction costs related to the acquisition of Life Technologies. Reported results in 2012 include $1.1 of transaction costs related to the acquisition of One Lambda, offset by income, net, of $1.7 from revisions of estimated contingent consideration for recent acquisitions.
(e) Reported results in 2013 and 2012 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.
(f)  Reported results in 2013 include $13.4 of charges related to amortization of fees paid to obtain bridge financing commitments related to the Life Technologies acquisition.
(g) Reported provision for income taxes includes i) $76.3 and $75.4 of incremental tax benefit in 2013 and 2012, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2013, $10.4 of incremental tax provision principally from adjusting the company's deferred tax balances as a result of tax rate changes; and
      iii) in 2012, $55.0 of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.
(h) Free cash flow in 2013 was reduced by $28.9 of fees to obtain bridge financing commitments and other transaction costs related to the acquisition of Life Technologies.
Notes:
Consolidated depreciation expense in 2013 and 2012 is $60.4 and $60.3, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $24.3 and $20.4 in 2013 and 2012, respectively.

Consolidated Statement of Income (a)(b)	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2013	Revenues	2012	Revenues

Revenues	$13,090.3		$12,509.9
Costs and Operating Expenses:
Cost of revenues (c)	7,339.2	56.1%	6,993.0	55.9%
Selling, general and administrative expenses (d)	2,905.2	22.2%	2,828.7	22.6%
Amortization of acquisition-related intangible assets	763.1	5.8%	747.6	6.0%
Research and development expenses	395.5	3.0%	376.4	3.0%
Restructuring and other costs, net (e)	77.7	0.6%	82.1	0.7%
	11,480.7	87.7%	11,027.8	88.2%

Operating Income	1,609.6	12.3%	1,482.1	11.8%
Interest Income	28.0		25.2
Interest Expense	(262.1)		(241.6)
Other (Expense) Income, Net (f)	(56.0)		3.7

Income from Continuing Operations Before Income Taxes	1,319.5		1,269.4
Provision for Income Taxes (g)	(40.4)		(11.0)

Income from Continuing Operations	1,279.1		1,258.4

Loss from Discontinued Operations, Net of Tax	(0.7)		(19.2)
Loss on Disposal of Discontinued Operations, Net of Tax	(5.1)		(61.3)

Net Income	$1,273.3	9.7%	$1,177.9	9.4%

Earnings per Share from Continuing Operations:
Basic	$3.55		$3.46
Diluted	$3.50		$3.43

Earnings per Share:
Basic	$3.53		$3.24
Diluted	$3.48		$3.21

Weighted Average Shares:
Basic	360.3		363.8
Diluted	365.8		366.6

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,609.6	12.3%	$1,482.1	11.8%
Cost of Revenues Charges (c)	28.6	0.2%	55.6	0.4%
Selling, General and Administrative Costs, Net (d)	73.5	0.6%	12.5	0.1%
Restructuring and Other Costs, Net (e)	77.7	0.6%	82.1	0.7%
Amortization of Acquisition-related Intangible Assets	763.1	5.8%	747.6	6.0%

Adjusted Operating Income (b)	$2,552.5	19.5%	$2,379.9	19.0%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,273.3	9.7%	$1,177.9	9.4%
Cost of Revenues Charges (c)	28.6	0.2%	55.6	0.4%
Selling, General and Administrative Costs, Net (d)	73.5	0.6%	12.5	0.1%
Restructuring and Other Costs, Net (e)	77.7	0.6%	82.1	0.7%
Amortization of Acquisition-related Intangible Assets	763.1	5.8%	747.6	6.0%
Restructuring and Other Costs, Net – Equity Investments	—	0.0%	2.1	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	2.4	0.0%	2.7	0.0%
Other Expense, Net (f)	58.0	0.4%	0.5	0.0%
Provision for Income Taxes (g)	(300.7)	-2.3%	(351.7)	-2.8%
Discontinued Operations, Net of Tax	5.8	0.1%	80.5	0.7%

Adjusted Net Income (b)	$1,981.7	15.1%	$1,809.8	14.5%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$3.48		$3.21
Cost of Revenues Charges, Net of Tax (c)	0.05		0.11
Selling, General and Administrative Costs, Net of Tax (d)	0.16		0.03
Restructuring and Other Costs, Net of Tax (e)	0.16		0.15
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.45		1.36
Restructuring and Other Costs, Net of Tax – Equity Investments	—		—
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Expense, Net of Tax (f)	0.09		—
Provision for Income Taxes (g)	0.01		(0.14)
Discontinued Operations, Net of Tax	0.02		0.22

Adjusted EPS (b)	$5.42		$4.94

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,010.7		$2,039.5
Net Cash Used in Discontinued Operations	4.9		28.4
Purchases of Property, Plant and Equipment	(282.4)		(315.1)
Proceeds from Sale of Property, Plant and Equipment	20.7		12.8

Free Cash Flow (h)	$1,753.9		$1,765.6

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2013	Revenues	2012	Revenues

Revenues
Analytical Technologies	$4,125.1	31.5%	$4,017.9	32.1%
Specialty Diagnostics	3,191.7	24.4%	2,962.3	23.7%
Laboratory Products and Services	6,350.5	48.5%	6,053.7	48.4%
Eliminations	(577.0)	-4.4%	(524.0)	-4.2%

Consolidated Revenues	$13,090.3	100.0%	$12,509.9	100.0%

Operating Income and Operating Margin
Analytical Technologies	$767.8	18.6%	$749.1	18.6%
Specialty Diagnostics	866.7	27.2%	761.2	25.7%
Laboratory Products and Services	918.0	14.5%	869.6	14.4%

Subtotal Reportable Segments	2,552.5	19.5%	2,379.9	19.0%

Cost of Revenues Charges (c)	(28.6)	-0.2%	(55.6)	-0.4%
Selling, General and Administrative Costs, Net (d)	(73.5)	-0.6%	(12.5)	-0.1%
Restructuring and Other Costs, Net (e)	(77.7)	-0.6%	(82.1)	-0.7%
Amortization of Acquisition-related Intangible Assets	(763.1)	-5.8%	(747.6)	-6.0%

GAAP Operating Income (a)	$1,609.6	12.3%	$1,482.1	11.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). In February 2013, in connection with a change in management responsibility for two product lines, the company transferred its water analysis and research serum and media product lines to the Laboratory Products and
      Services segment from the Analytical Technologies segment. Prior period segment information has been reclassified to reflect these transfers.
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and discontinued operations.
(c) Reported results in 2013 and 2012 include $23.9 and $52.4, respectively, of charges for the sale of inventories revalued at the date of acquisition.  Reported results in 2013 and 2012 also include $4.7 and $3.2, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2013 include $51.7 of transaction costs related to the acquisition of Life Technologies, a charge of $13.5 for revision of estimated contingent consideration for recent acquisitions and a charge of $8.3 associated with product liability litigation. Reported results in 2012 include $14.1 of transaction costs related to the acquisition of One Lambda, offset in part by income, net, of  $1.4 from revisions of estimated contingent consideration for recent acquisitions and a net gain of $0.2 associated with product liability litigation.
(e) Reported results in 2013 and 2012 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2012 include charges of $10.7 for impairment of intangible assets associated with several small business units and a $5.9 gain on a pre-acquisition litigation related-matter.
(f)  Reported results in 2013 include $73.9 of charges related to amortization of fees paid to obtain bridge financing commitments related to the Life Technologies acquisition, offset in part by $10.5 of realized gains on available-for-sale investments irrevocably contributed to the company's UK pension plans and $5.4 of gains from sales of equity investments. Reported results in 2012 include $0.5 of loss on extinguishment of debt facilities associated with the termination and replacement of the company's prior revolving credit agreements.
(g) Reported provision for income taxes includes i) $306.1 and $299.1 of incremental tax benefit in 2013 and 2012, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2013, $5.4 of incremental tax provision principally from adjusting the company's deferred tax balances as a result of tax rate changes; and iii)
      in 2012, $52.6 of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.
(h) Free cash flow in 2013 was reduced by $108.4 of fees to obtain bridge financing commitments and other transaction costs related to the acquisition of Life Technologies.
Notes:
Consolidated depreciation expense in 2013 and 2012 is $236.8 and $236.1, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $90.9 and $78.2 in 2013 and 2012, respectively.

Condensed Consolidated Balance Sheet
	December 31,	December 31,
(In millions)	2013	2012

Assets
Current Assets:
Cash and cash equivalents	$5,826.0	$805.6
Short-term investments	4.5	4.3
Accounts receivable, net	1,942.3	1,804.9
Inventories	1,494.5	1,443.3
Other current assets	617.1	776.7

Total current assets	9,884.4	4,834.8

Property, Plant and Equipment, Net	1,767.4	1,726.4

Acquisition-related Intangible Assets	7,071.3	7,804.5

Other Assets	649.8	604.4

Goodwill	12,503.3	12,474.5

Total Assets	$31,876.2	$27,444.6

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations (a)	$4,178.6	$93.1
Other current liabilities	2,129.6	2,000.2

Total current liabilities	6,308.2	2,093.3

Other Long-term Liabilities	2,403.2	2,855.4

Long-term Obligations	6,308.7	7,031.2

Total Shareholders' Equity	16,856.1	15,464.7

Total Liabilities and Shareholders' Equity	$31,876.2	$27,444.6

(a) Debt of $3.2 billion that was issued in connection with the pending acquisition of Life Technologies is subject to repayment if the acquisition is not consummated prior to
      July 14, 2014. Accordingly, the debt has been classified as a current liability pending completion of the acquisition.

During 2013, the company determined that $45 of cash that was restricted from withdrawal due to serving as collateral for short-term borrowings in Asia was included in its originally reported year-end 2012 cash balance. Presentation of this amount has been revised to other current assets from cash in the above balance sheet as of December 31,
2012 to properly reflect the restriction on withdrawal. Cash used for investing activities in the accompanying cash flow statement for 2012 reflects an increase of $45 from originally reported amounts for the increase in restricted cash as of December 31, 2012. The company has evaluated the impact of this revision, which had no impact on net income, net assets or cash flows from operations, and concluded it is immaterial to all prior period financial statements.

Condensed Consolidated Statement of Cash Flows	Year Ended
	December 31,	December 31,
(In millions)	2013	2012

Operating Activities
	$1,273.3	$1,177.9
Loss from discontinued operations	0.7	19.2
Loss on disposal of discontinued operations	5.1	61.3
Income from continuing operations	1,279.1	1,258.4

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	999.9	983.7
Change in deferred income taxes	(472.6)	(301.6)
Other non-cash expenses, net	88.7	161.7
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	120.5	(34.3)

Net cash provided by continuing operations	2,015.6	2,067.9
Net cash used in discontinued operations	(4.9)	(28.4)

Net cash provided by operating activities	2,010.7	2,039.5

Investing Activities
Acquisitions, net of cash acquired	(11.4)	(1,083.4)
Purchases of property, plant and equipment	(282.4)	(315.1)
Proceeds from sale of property, plant and equipment	20.7	12.8
Decrease (increase) in restricted cash	4.0	(45.1)
Other investing activities, net	5.8	1.1

Net cash used in continuing operations	(263.3)	(1,429.7)
Net cash provided by discontinued operations	—	58.8

Net cash used in investing activities	(263.3)	(1,370.9)

Financing Activities
Net proceeds from issuance of debt	3,167.8	1,282.1
Increase (decrease) in commercial paper, net	199.9	(849.3)
Redemption and repayment of long-term obligations	(1.0)	(354.5)
(Decrease) increase in short-term notes payable	(12.0)	24.0
Purchases of company common stock	(89.8)	(1,150.0)
Dividends paid	(216.2)	(142.2)
Net proceeds from issuance of company common stock	230.4	254.1
Tax benefits from stock-based compensation awards	48.8	22.7
Other financing activities, net	(17.9)	(4.6)

Net cash provided by (used in) financing activities	3,310.0	(917.7)

Exchange Rate Effect on Cash	(37.0)	38.4

Increase (Decrease) in Cash and Cash Equivalents	5,020.4	(210.7)
Cash and Cash Equivalents at Beginning of Period	805.6	1,016.3

Cash and Cash Equivalents at End of Period	$5,826.0	$805.6

Free Cash Flow (a)(b)	$1,753.9	$1,765.6

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.
(b) Free cash flow in 2013 was reduced by $108.4 of fees paid to obtain bridge financing commitments and other transaction costs related to the acquisition of Life
      Technologies.